UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2023

Mammoth Energy Services, Inc.

(Exact name of registrant as specified in its charter)

001-37917
(Commission File No.)

Delaware				32-0498321
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification No.)

14201 Caliber Drive,	Suite 300
Oklahoma City,	Oklahoma	(405)	608-6007	73134
(Address of principal executive offices)		(Registrant’s telephone number, including area code)		(Zip Code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of The Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TUSK	The Nasdaq Stock Market LLC
NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2023, Cobra Acquisitions LLC (“Cobra”), as seller and a wholly owned subsidiary of Mammoth Energy Services, Inc. (“Mammoth” or the “Company”), and Mammoth, as guarantor, entered into an assignment agreement (the “Assignment Agreement”) with SPCP Group, LLC (“SPCP Group”), as purchaser.

Under the terms and conditions of the Assignment Agreement, Cobra transferred to SPCP Group, at the purchase rate of 88.0% and free and clear of any liens and claims, all of its rights, title and interest in the first $63.0 million (the “Transferred Amount”) of the total outstanding accounts receivable that remained unpaid by Puerto Rico Electric Power Authority (“PREPA”) as of October 6, 2023 (the “PREPA Claim”), received or to be received by Cobra on or after October 6, 2023. Between October 6, 2023 and December 1, 2023, Cobra received payments from PREPA with respect to the PREPA Claim totaling $8.6 million (the “Interim Payment Amount”), resulting in the net Transferred Amount of $54.4 million.

Under the terms and conditions of the Assignment Agreement, any portion of the Transferred Amount that remains outstanding from PREPA from and after March 31, 2024 will thereafter increase monthly at a rate of 1% per month, compounded. Any amount received with respect to the PREPA Claim in excess of the Transferred Amount will be for the benefit of Cobra. If (i) it is determined by a final order of any court of competent jurisdiction that the PREPA Claim is subject to any defense, claim or right of setoff, reduction, avoidance, disallowance, subordination, disgorgement, recharacterization, adversary proceeding or other impairment, whether on contractual, legal or equitable grounds, resulting in the PREPA Claim being disallowed or allowed in an amount less than the Transferred Amount, or (ii) Cobra consents to, or enters into a settlement agreement with PREPA for, the payment that is, in an aggregate amount, less than the Transferred Amount or is otherwise adversely impacting SPCP Group’s rights transferred under the Assignment Agreement, Cobra has agreed to repurchase within 18 months and one day from the receipt of SPCP Group’s written demand, the unpaid portion of the Transferred Amount subject to such disallowance or impairment, multiplied by the purchase rate, plus interest accruing, subject to certain tolling provisions, at a rate of 6% per annum from December 1, 2023 through and including the date of such repurchase.

In connection with the entry into the Assignment Agreement, Mammoth and Cobra obtained the required consents from lenders under the Company’s revolving credit facility with Fifth Third Bank, National Association, as the administrative agent for the lenders thereunder, and the Company’s term loan and security agreement with Wexford Capital LP (“Wexford”), an affiliate of Mammoth. Further, under the term loan and security agreement with Wexford, Mammoth is required, among other things, to mandatorily remit to Wexford up to 50% of all amounts that constitute PREPA Claim proceeds, including the proceeds received by Cobra under the Assignment Agreement, to reduce outstanding borrowings under such term loan and security agreement, which requirement was waived by Wexford in connection with the Assignment Agreement (the “Wexford Waiver”).

After giving effect to the Interim Payment Amount and the Wexford Waiver, the net proceeds received by Cobra in connection with the Assignment Agreement were $46.3 million. The Company used $26.9 million of the proceeds to repay all outstanding borrowings under its revolving credit facility, which is now undrawn. Mammoth plans to use the remainder of the proceeds to invest back into its business, which may include upgrading two of its hydraulic fracturing fleets with dual fuel capabilities, as well as for other general corporate purposes.

The foregoing description of the Assignment Agreement is qualified in its entirety by reference to the
Assignment Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference, as applicable.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Assignment Agreement, dated as of December 1, 2023, between Cobra Acquisitions LLC, as seller, Mammoth Energy Services, Inc. as guarantor, and SPCP Group, LLC, as purchaser.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAMMOTH ENERGY SERVICES, INC.
Date:	December 6, 2023	By:	/s/ Mark Layton
Mark Layton
Chief Financial Officer and Secretary